UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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NitroMed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NITROMED, INC.
125 SPRING STREET
LEXINGTON, MASSACHUSETTS 02421

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2006

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NitroMed, Inc. will be held on Wednesday, May 17, 2006 at 1:00 p.m., local time, at the offices of NitroMed, 125 Spring Street, Lexington, Massachusetts 02421. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of eight (8) members to our board of directors.

2.	The adoption of an amendment to our 2003 employee stock purchase plan.

3.	The ratification of the appointment by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

The stockholders will also act on any other business that may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on April 3, 2006 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting (or vote your shares over the Internet or by telephone). A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may revoke your proxy and vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

KENNETH M. BATE
Secretary

Lexington, Massachusetts
April 17, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE (OR VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE) IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

NITROMED, INC.
125 SPRING STREET
LEXINGTON, MASSACHUSETTS 02421

PROXY STATEMENT

for the 2006 Annual Meeting of Stockholders
to be held on May 17, 2006

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of NitroMed, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2006 at 1:00 p.m., local time, at the offices of NitroMed, 125 Spring Street, Lexington, Massachusetts 02421, and of any adjournment thereof.

All proxies will be voted in accordance with the instructions contained in those proxies, whether the proxies are executed or submitted through Internet or telephonic voting. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary or by appearing at the meeting and voting in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2005 is being mailed to stockholders with the mailing of these proxy materials on or about April 17, 2006.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Kenneth M. Bate, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary, NitroMed, Inc., 125 Spring Street, Lexington, Massachusetts 02421.

How to Vote Your Shares

You may vote your shares at the annual meeting in person, by proxy, over the Internet, or by telephone:

•	to vote in person, you must attend the annual meeting, and then complete and submit the ballot provided at the meeting;

•	to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the annual meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the annual meeting in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the election of the nominated directors, FOR the amendment to our 2003 employee stock purchase plan and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006;

•	to vote over the Internet, if you have Internet access, you may vote your shares from any location in the world by following the “Vote By Internet” instructions set forth on the enclosed proxy card;

•	to vote by telephone, you may vote your shares by following the “Vote By Phone” instructions set forth on the enclosed proxy card.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 3, 2006 will be entitled to notice of and to vote at the annual meeting. As of that date, 36,640,367 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matters submitted to our stockholders, including the adoption of an amendment to our 2003 employee stock purchase plan, which we refer to as our 2003 ESPP, and the ratification of Ernst & Young LLP as our independent registered public accounting firm, require the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting. The votes will be counted, tabulated and certified by a representative of ADP Investor Communications Services, our proxy tabulator. James G. Ham III, our vice president, finance, will serve as the inspector of elections at the annual meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks or brokerage firms who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will not be considered as present and entitled to vote with respect to a particular matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting, but will be counted for the purpose of determining whether a quorum exists.

Stockholders may vote in person or by proxy, either executed in writing or submitted over the Internet or by telephone. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified in those proxies, whether the proxies are executed or submitted through Internet or telephonic voting. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of

•	the election as directors of those persons named in this proxy statement;

•	the amendment to our 2003 ESPP;

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm; and

•	any other items that may properly come before the meeting.

If the shares you own are held in “street name,” the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to our Investor Relations Department, NitroMed, Inc., 125 Spring Street, Lexington, Massachusetts 02421, telephone: (781) 266-4000. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2006 by:

•	each person or entity that beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our chief executive officer and our four other most highly compensated executive officers as of December 31, 2005; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner (1)	Number of Shares Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned (2)
5% Stockholders
Funds Managed by HealthCare Ventures, L.L.C. (3) Nassau Street, Second Floor Princeton, NJ 08837	6,354,103		—		6,354,103	17.3%
Rho Ventures (4) 152 West 57th Street, 23rd Floor New York, NY 10019	5,469,333		—		5,469,333	14.9%
Invus Public Equities, L.P. 135 East 57th St., 28th Floor New York, NY 10022	4,989,024		—		4,989,024	13.6%
Directors and Named Executive Officers
Michael D. Loberg, Ph.D. (5)	364,261		407,500		771,761	2.1%
Manuel Worcel, M.D. (6)	34,219		340,759		374,978	1.0%
L. Gordon Letts, Ph.D.	171,875		31,250		203,125	*
Mark H. Pavao	—		31,250		31,250	*
Lawrence E. Bloch, M.D., J.D. (7)	1,034		52,500		53,534	*
Robert S. Cohen	—		33,750		33,750	*
Frank L. Douglas, M.D., Ph.D.	—		—		—	*
Zola Horovitz, Ph.D.	—		33,750		33,750	*
Argeris Karabelas, Ph.D. (8)	1,403,460		37,500		1,440,960	3.9%
Mark Leschly (9)	5,489,333		8,750		5,498,083	15.0%
John W. Littlechild (10)	6,367,228		10,625		6,377,853	17.4%
Joseph Loscalzo, M.D., Ph.D.	3,449		76,500		79,949	*
Davey S. Scoon	—		12,500		12,500	*
All directors and executive officers as a group (17 persons)	13,834,859		1,126,634		14,961,493	39.6%

*	Less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each stockholder is c/o NitroMed, Inc., 125 Spring Street, Lexington, MA 02421.

(2)	Percentage of beneficial ownership is based on 36,632,342 shares of our common stock outstanding as of February 28, 2006. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of February 28, 2006, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage for any other person.

(3)	Consists of 2,407,472 shares of common stock held by HealthCare Ventures III, L.P.; 707,033 shares of common stock held by HealthCare Ventures IV, L.P.; 1,240,788 shares of common stock held by HealthCare Ventures V, L.P.; and 1,998,810 shares of common stock held by HealthCare Ventures VI, L.P. Mr. Littlechild, a director of NitroMed, is a general partner of HealthCare Partners III, L.P. (which is the general partner of HealthCare Ventures, III, L.P.), HealthCare Partners IV, L.P. (which is the general partner of HealthCare Ventures IV, L.P.), HealthCare Partners V, L.P. (which is the general partner of HealthCare Ventures V, L.P.) and HealthCare Partners VI, L.P. (which is the general partner of HealthCare Ventures VI, L.P.). Mr. Littlechild disclaims beneficial ownership of the shares held by each of the funds managed by HealthCare Ventures, L.L.C., except to the extent of his pecuniary interest therein.

(4)	Consists of 3,268,877 shares of common stock held by Rho Management Trust II; 378,884 shares of common stock held by Rho Ventures IV L.P.; 891,990 shares of common stock held by Rho Ventures IV (QP) L.P.; and 929,582 shares of common stock held by Rho Ventures IV GmbH & Co., Beteiligungs KG. Mr. Leschly, a director of NitroMed, is a Managing Member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a Managing Director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a Managing Partner of the investment advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of the shares held by each of the funds managed by Rho Capital Partners, Inc., except to the extent of his pecuniary interest therein.

(5)	Includes 72,776 shares of common stock held in trust for the benefit of Dr. Loberg’s children of which Dr. Loberg disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Dr. Loberg ceased to serve as our president and chief executive officer on March 20, 2006.

(6)	Dr. Worcel resigned as our chief medical officer on January 5, 2006. He is currently employed in the position of medical and scientific advisor and is no longer serving as an executive officer of NitroMed.

(7)	Dr. Bloch ceased to serve as our chief financial officer, chief business officer, treasurer and secretary on March 20, 2006.

(8)	Includes 1,332,856 shares of common stock held by funds managed by Care Capital LLC. Dr. Karabelas is a partner of Care Capital LLC. Dr. Karabelas disclaims beneficial ownership of the shares held by each of the funds managed by Care Capital LLC, except to the extent of his pecuniary interest therein. Dr. Karabelas, a director, became our interim president and chief executive officer on March 20, 2006.

(9)	Includes 5,469,333 shares of common stock held by funds managed by Rho Ventures. See Note 4 above.

(10)	Includes 6,354,103 shares of common stock held by funds managed by HealthCare Ventures, L.L.C. See Note 3 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Except as described below, and based solely on a review of our records and written representations by the persons required to file these reports, we believe that all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year except as follows:

On January 21, 2005, L. Gordon Letts filed a Statement of Changes in Beneficial Ownership on Form 4 to report the exercise of several stock options to purchase an aggregate of 70,000 shares of our common stock at exercise prices ranging from $0.72 per share to $2.00 per share, which exercise took place on January 18, 2005.

On May 25, 2005, Frank Douglas filed a Statement of Changes in Beneficial Ownership on Form 4 to report the grant on May 16, 2005 of an option to purchase 20,000 shares of our common stock at an exercise price of $14.99 per share.

PROPOSAL ONE — ELECTION OF DIRECTORS

If a stockholder returns a proxy card without contrary instructions, the persons named as proxies will vote to elect as directors the eight nominees identified below, each of whom is currently a member of our board of directors. Each director will be elected to hold office until the 2007 Annual Meeting of Stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.

The number of directors of NitroMed is fixed at nine and, accordingly, a vacancy exists for one director. In accordance with our by-laws, the vacancy may be filled at any time by a majority of the remaining directors. The persons named as proxies cannot vote to elect as directors a greater number of directors than the eight directors named below. The nominees have indicated their willingness to serve if elected. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

Set forth below are the name and age of each member of our board of directors, each of whom is nominated for re-election to our board of directors, his length of service as a member of our board of directors, principal occupation and business experience during the past five years and the name of other publicly held companies of which he serves as a director.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the following nominees.

Argeris Karabelas, Ph.D., age 53, became a director in 2002.

Argeris Karabelas, Ph.D. has served as a member of our board of directors since January 2002 and as our Chairman since August 2003. On March 20, 2006, Dr. Karabelas became our interim president and chief executive officer. Since November 2001, he has been a partner in Care Capital LLC, a life sciences investment firm. From June 2000 to November 2001, Dr. Karabelas served as Chairman of Novartis BioVentures Ltd., a private equity firm affiliated with Novartis Pharma A.G., a pharmaceutical company. Dr. Karabelas has also served as Chief Executive Officer of Worldwide Pharmaceuticals for Novartis Pharma AG from December 1997 to October 2001. He is a member of the Scientific Advisory Council of Massachusetts General Hospital and the Visiting Committee for Health Sciences and Technology at Massachusetts Institute of Technology. In addition, Dr. Karabelas serves as a director of Human Genome Sciences, Inc., SkyePharma plc., Acura Pharmaceuticals and Anadys Pharmaceuticals, Inc. Dr. Karabelas holds a Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy.

Robert S. Cohen, age 63, became a director in 1997.

Robert S. Cohen has served as a member of our board of directors since July 1997. Mr. Cohen has served as a consultant to pharmaceutical and biotechnology companies for the past four years. From October 1999 to May 2001, Mr. Cohen served as Chief Executive Officer of Memory Pharmaceuticals Corp., a

pharmaceutical company. From March 1997 to June 1999, Mr. Cohen served as President and Chief Executive Officer of Shire Laboratories Inc., a drug delivery company. Mr. Cohen also served first as Chief Operating Officer and then Chief Executive Officer of Pharmavene Inc., which subsequently merged with Shire Pharmaceutical Group, plc. Mr. Cohen holds a B.S. and an M.S. degree from Brooklyn College of Pharmacy of Long Island University and attended the Harvard Business School Advanced Management Program.

Frank L. Douglas, M.D., Ph.D., age 62, became a director in 2005.

Frank L. Douglas, M.D., Ph.D. has served as a member of our board of directors since April 2005. Dr. Douglas has served since February 2005 as Executive in Residence at the Sloan School of Management at the Massachusetts Institute of Technology, where he is establishing the Center for Biomedical Innovation. From 1999 to 2004, Dr. Douglas served as Executive Vice President and Chief Scientific Officer of Aventis S.A., a developer of pharmaceuticals and human vaccines. From 1995 to 1999, Dr. Douglas served as Executive Vice President and head of global research and development at Hoechst Marion Roussel, a pharmaceuticals company that merged with Rhone Poulenc Rorer to form Aventis S.A. Dr. Douglas currently serves as a director of Gene Logic Inc. Dr. Douglas also is a Fellow of the High Blood Pressure Council, a member of the Advisory Board of the University of Frankfurt/Main, Germany and a member of the Advisory Board of the Institute of Basic and Biological Sciences at Johns Hopkins University. Dr. Douglas holds a Ph.D. in Physical Chemistry and an M.D. from Cornell University.

Zola Horovitz, Ph.D., age 71, became a director in 1997.

Zola P. Horovitz, Ph.D. has served as a member of our board of directors since September 1997. Dr. Horovitz has served as a consultant to the pharmaceutical and biotechnology industries since 1994. Prior to his retirement in 1994, Dr. Horovitz served as Vice President, Business Development and Planning for Bristol-Myers Squibb Company. He also serves as a Director of Avigen, Inc., BioCryst Pharmaceuticals, Inc., DOV Pharmaceutical, Inc., Genaera Corporation, GenVec, Inc., Immunicon Corporation and Palatin Technologies, Inc. Dr. Horovitz holds a Ph.D. in pharmacology from the University of Pittsburgh.

Mark Leschly, age 37, became a director in 1996.

Mark Leschly has served as a member of our board of directors since September 1996. Since July 1999, Mr. Leschly has been a Managing Partner with Rho Capital Partners, an investment and venture capital management company. Starting in July 1994 to July 1999, Mr. Leschly was an associate and then a General Partner of HealthCare Ventures, L.L.C., a venture capital management company. From September 1991 to June 1993, Mr. Leschly served as a consultant for McKinsey & Co., a management consulting company. In addition to being a director of Diversa Corporation, Tercica, Inc. and Senomyx, Inc., each biotechnology companies, Mr. Leschly is a director of a number of private companies. Mr. Leschly holds a B.A. degree from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

John W. Littlechild, age 54, became a director in 1999.

John W. Littlechild has served as a member of our board of directors since June 1999. Mr. Littlechild previously served as our President from inception to May 1993 and as a director from May 1992 to December 1997. Since 1992, he has served as General Partner of HealthCare Ventures, L.L.C., a venture capital management company. He currently serves on the Executive Committee of the Board of Fellows for Harvard Medical School as well as on the Science and Technology Committee and as Chairman of the Microbiology Department Advisory Board. Mr. Littlechild also serves as a director of Dyax Corp. and Orthofix International NV. Mr. Littlechild holds a B.Sc. from the University of Manchester in England and an M.B.A. from the Manchester Business School.

Joseph Loscalzo, M.D., Ph.D., age 54, became a director in 2004.

Joseph Loscalzo, M.D., Ph.D. has served as a member of our board of directors since January 2004. Since July 2005, he has served as Chairman, Department of Medicine and Physician-in-Chief, Brigham and Women’s Hospital. From 1994 to 2005, he served as a member of the faculty of Boston University, first as Chief of Cardiology from 1994 to 1997 and, from 1997 to 2005 as Chairman of the Department of Medicine. Dr. Loscalzo also served as the Director of the Whitaker Cardiovascular Institute at Boston University School of Medicine from 1994 to 2005 and as Physician-in-Chief at the Boston Medical Center from 1997 to 2005. From 1984 to 1994, Dr. Loscalzo was a member of the faculty of Harvard University, where he rose to the rank of Associate Professor of Medicine, and of the staff at Brigham and Women’s Hospital, where he became the Director of the Center for Research in Thrombolysis. Dr. Loscalzo holds an A.B., M.D., and a Ph.D. in biochemistry from the University of Pennsylvania.

Davey S. Scoon, C.P.A., age 59, became a director in 2003.

Davey S. Scoon has served as a member of our board of directors since November 2003. Mr. Scoon serves as Non-Executive Chairman of the Board of Directors of Tufts Health Plan, where he has been a director since 1981. He also serves as an adjunct instructor at Tufts University School of Medicine and on the board of trustees with Allianz Mutual Funds. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Administrative and Financial Officer for Sun Life Financial and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) as Executive Vice President and Chief Operating Officer. Mr. Scoon holds a B.A. from the University of Wisconsin and an M.B.A. from the Harvard Business School.

For information relating to shares of our common stock owned by each of our directors, our top five most highly compensated executive officers and all directors and executive officers as a group, see the disclosure set forth under the heading “Stock Ownership Information.”

EXECUTIVE OFFICERS

Our current executive officers, their respective ages and their positions are as follows:

Name	Age	Position
Argeris Karabelas, Ph.D.	53	Interim President, Chief Executive Officer and Director
Michael L. Sabolinski, M.D.	50	Senior Vice President and Chief Medical Officer
L. Gordon Letts, Ph.D.	58	Senior Vice President, Research and Development and Chief Scientific Officer
Kenneth M. Bate	55	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary
Mark H. Pavao	42	Senior Vice President of Sales and Marketing
James G. Ham, III	56	Vice President of Finance
Jane A. Kramer	50	Vice President of Corporate Communications
Lisa E. Kelly	39	Vice President of Human Resources

Argeris Karabelas, Ph.D. See Dr. Karabelas’ biography on page 5 of this proxy statement.

Michael L. Sabolinski, M.D., age 50, has served as our Senior Vice President and Chief Medical Officer since January 2006. From 2002 to 2006, Dr. Sabolinski served as our Senior Vice President for Clinical Development and Regulatory Affairs. From 2001 to 2002, Dr. Sabolinski served as President and Chief Executive Officer of Organogenesis, Inc., a life science company. From 1992 to 2001, he served as Organogenesis’ Head of Clinical Research and Regulatory Affairs and from 1995 to 2001, he served as Organogenesis’ Head of Corporate Development. From 1989 to 1991, Dr. Sabolinski was Therapeutic Area Head of Cardiovascular and Consumer/OTC products at Sandoz Pharmaceuticals Corporation, a pharmaceutical company. He earned his M.D. from the State University of New York at Buffalo and an M.S. in Biochemistry from New York University Graduate School of Arts and Sciences.

L. Gordon Letts, Ph.D., age 58, has served as our Senior Vice President, Research and Development and as our Chief Scientific Officer since May 1997. From December 1993 to May 1997, Dr. Letts served as our Vice President, Research. From 1987 to 1993, he served as Director of Pharmacology at Boehringer Ingelheim Pharmaceuticals, a United States subsidiary of a German pharmaceuticals company. Dr. Letts currently serves as President of the International Association of Inflammation Societies. Dr. Letts holds a Ph.D. in pharmacology from Sydney University.

Kenneth M. Bate, age 55, has served as our Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary since March 2006. Mr. Bate has served as a director of Coley Pharmaceutical Group since April 2005. From 2002 to January 2005, Mr. Bate held the positions of Executive Vice President, Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc., a life sciences company. From 1998 to 2002, Mr. Bate served as Senior Managing Director and Chief Executive Officer of MPM Capital and also served as a partner and founder of JSB Partners. Both MPM Capital and JSB Partners are firms that provide banking and advisory services to biopharmaceutical companies. From 1990 to 1996, Mr. Bate served in the positions of Vice President and Chief Financial Officer and Vice President, Marketing and Sales, at Biogen Idec Inc., a pharmaceutical company. Mr. Bate is also a member of the Board of Directors of Cubist Pharmaceuticals, Inc. Mr. Bate received his B.A. degree in chemistry from Williams College, and earned his M.B.A. from the Wharton School of the University of Pennsylvania.

Mark H. Pavao, age 42, has served as our Senior Vice President, Sales and Marketing since July 2004. From August 2001 to July 2004, Mr. Pavao served as Vice President, Neuroscience Marketing at Bristol-Myers Squibb Company, a pharmaceuticals and health care products company. From February 2000 to May 2001, Mr. Pavao served as Vice President, Sales and Marketing at Helios Health, Inc., a provider of Internet-connected patient education kiosks. From 1989 to 2000, Mr. Pavao held various positions at SmithKline Beecham Pharmaceuticals, a pharmaceuticals company, culminating in his service as Vice President, Healthcare Initiatives from September 1999 to February 2000. Mr. Pavao holds a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from the Wharton School at the University of Pennsylvania.

James G. Ham, III, age 56, has served as our Vice President of Finance since September 2004. From 2003 to 2004, Mr. Ham was employed as a consultant providing business development and financial controls support to companies in the biotechnology industry. From 2001 to 2003, Mr. Ham served as Chief Financial Officer at Clearview Projects, a consulting firm providing business development and licensing support services to the biotech industry. From 1977 to 2001, Mr. Ham held various positions at Bristol-Myers Squibb Company, a pharmaceuticals and health care products company, including positions with financial responsibility for Bristol-Myers Squibb’s ethical pharmaceutical division, U.S. pharmaceutical division and operational planning for the Worldwide Pharmaceutical Group, and culminating in his service as Vice President Information Technology — Global Business Services from 1994 to 2001. Mr. Ham holds a B.S. from Villanova University and an M.B.A. from St. John’s University.

Jane A. Kramer, age 50, has served as our Vice President, Corporate Communications, since September 2005. From July 2000 to September 2005, Ms. Kramer was Vice President of Public Affairs at Berlex, the U.S. affiliate of Schering AG, a global specialty medicines company. From 1989 to 2000, Ms. Kramer was Director of Public Policy at Bristol-Myers Squibb Company, a pharmaceutical company. From 1983 to 1989, Ms. Kramer served as general counsel and director of corporate communications of United Medical Corporation, a public health care company. Ms. Kramer received a B.A and a J.D. from Rutgers University and is admitted to practice law in New Jersey and Pennsylvania. Ms. Kramer is a trustee of the New England Health Care Institute.

Lisa E. Kelly, age 39, has served as our Vice President of Human Resources since November 2005. From February 2004 to November 2005, Ms. Kelly served as Senior Vice President, Human Resources at CIGNA, an employee benefits company, for the Health Care Division and Service Operations. From May 1998 to February 2004, Ms. Kelly served as Vice President of Human Resources for Global Research and

Development for the Monsanto Company, an agricultural products and solutions company. From May 1990 to May 1998, Ms. Kelly held a variety of generalist and specialist Human Resources positions at Frito-Lay, Inc., a maker of chips and snack foods. Ms. Kelly holds a B.S. in Finance and a M.A. in Labor and Industrial Relations from the University of Illinois at Urbana-Champaign.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that NitroMed is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. We have posted copies of the charters of our audit, compensation, nominating and corporate governance, and technology review committees on the corporate governance section of our website, www.nitromed.com.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of NitroMed and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors, provide that:

•	the principal responsibility of the directors is to oversee the management of the business and affairs of NitroMed;

•	a majority of the members of our board of directors shall be independent directors;

•	the non-employee directors shall meet regularly in executive session;

•	directors shall have full and free access to our officers and employees and, as necessary and appropriate, independent advisors;

•	all new directors participate in an orientation program and all directors are expected to maintain the necessary level of expertise to perform his or her responsibilities as a director; and

•	at least annually, the board of directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Robert S. Cohen, Frank L. Douglas, M.D., Ph.D., Zola Horovitz, Ph.D., Mark Leschly, John W. Littlechild, Joseph Loscalzo, M.D., Ph.D., or Davey S. Scoon has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting in writing their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, NitroMed, Inc., 125 Spring Street, Lexington, Massachusetts 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under the heading “Stockholder Proposals.”

Board of Directors Meetings, Committees and Attendance

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of our company and, in doing so, serve the best interests of our company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, upon the recommendation of our nominating and corporate governance committee and subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors met eight times during the fiscal year ended December 31, 2005, either in person or by teleconference. During 2005, each director, except for Dr. Douglas, attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by all committees on which he then served. Dr. Douglas, who was elected to our board of directors in April 2005, attended 50% of the total number of board meetings held after his election to the board of directors.

Annual Meeting of Stockholders

We have no formal policy regarding director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting of stockholders if they are able to do so. Seven of our directors attended the 2005 annual meeting of stockholders in person.

Board Committees

The board of directors has established four standing committees — audit, compensation, nominating and corporate governance, and technology review — each of which operates under a charter that has been approved by our board of directors.

The board of directors has determined that all of the members of each of the board’s four standing committees are independent as defined under the NASDAQ Marketplace Rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by Securities and Exchange Commission rules (which is included on page 13 of this proxy statement).

The board of directors has determined that Mr. Scoon is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The members of the audit committee are Mr. Scoon (Chairman), Mr. Cohen and Dr. Horovitz. The audit committee met seven times in 2005.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	reviewing and making recommendations to our board of directors regarding our incentive compensation plans and equity-based plans; and

•	reviewing and making recommendations to our board with respect to director compensation.

During 2005 and through March 20, 2006, our compensation committee consisted of Mr. Leschly (Chairman), Dr. Karabelas and Mr. Cohen. In connection with Dr. Karabelas’ election as our interim president and chief executive officer, our board of directors accepted Dr. Karabelas’ resignation from the compensation committee and appointed Davey S. Scoon as a new member. Each member of the compensation committee is or was an “independent director,” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules while he served as a member of our compensation committee. The compensation committee met eight times during 2005.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The members of the nominating and corporate governance committee are Mr. Littlechild (Chairman), Dr. Horovitz and Mr. Leschly. The nominating and corporate governance committee met two times during 2005.

Technology Review Committee

The technology review committee’s responsibilities include:

•	reviewing, evaluating and reporting to the board of directors regarding our current and long-term research and development strategic goals and objectives and our performance in achieving such strategic goals and objectives;

•	identifying and discussing emerging science and technology issues and trends and their potential impact on our current and planned research and development efforts;

•	reviewing and assessing the capabilities of our key scientific personnel and the depth, breadth and sufficiency of our external scientific resources;

•	reviewing and assessing our approaches to acquiring and maintaining our technological position;

•	reviewing and offering guidance with respect to our policies on science, research and development; and

•	providing oversight of our overall intellectual property portfolio and strategy on an ongoing basis.

The members of the technology review committee are Dr. Loscalzo (Chairman), Dr. Douglas and Dr. Horovitz. The technology review committee was formed in November 2005. The technology review committee did not meet during 2005.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of our board of directors (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications in writing to the Board of Directors, c/o Secretary, NitroMed, Inc., 125 Spring Street, Lexington, Massachusetts 02421.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Report of the Audit Committee

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2005 and has discussed these financial statements with our management and our independent registered public accounting firm. Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. The audit committee is responsible for providing independent, objective oversight of NitroMed’s accounting functions and internal controls.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit committee has discussed with our independent registered public accounting firm their independence from our company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the audit committee recommended to the board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

By the audit committee of the board of directors of NitroMed.

Davey S. Scoon (Chairman)
Robert S. Cohen
Zola Horovitz, Ph.D.

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us in each of the last two fiscal years for audit services and other services:

Fee Category	2005	2004
Audit Fees (1)	$447,700	$265,500
Audit-Related Fees (2)	30,000	3,000
Tax Fees (3)	80,000	23,600
All Other Fees	—	—
Total Fees	$557,700	$292,100

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and the effectiveness of internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations that relate to the audited financial statements, and other professional services provided in connection with regulatory filings. In 2004, audit fees included services in connection with our follow-on public offering totaling $98,500.

(2)	Audit-related fees consist of fees for assurance and related services and consisted of specifc internal control process reviews.

(3)	Tax fees consist of fees for tax compliance and tax research. Tax compliance and related services accounted for $15,500 of the total tax fees for 2005 and $18,800 of the total tax fees for 2004.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Compensation of Directors

We compensate our directors for service on our board of directors in the amount of $6,000 per quarter. Effective January 2006, the chairman of our board of directors is compensated an additional $10,000 per year. In addition, members of the audit committee receive $2,000 per committee meeting, and members of the compensation committee, nominating and corporate governance committee, and technology review committee receive $1,000 per committee meeting. The chairman of the audit committee receives an additional $7,500 per year, and the chairman of the compensation committee, the chairman of the nominating and corporate governance committee, and the chairman of the technology review committee each receive an additional $5,000 per year. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and its committees.

Directors are also eligible to participate in our amended and restated 2003 stock incentive plan, which we refer to herein as the “2003 plan”. Our board of directors has adopted a program under which each non-employee director is eligible to receive an option to purchase 20,000 shares of our common stock upon his appointment to our board and also is eligible to receive an annual grant of an option to purchase 15,000 shares of our common stock at each year’s annual meeting at which he serves as a director. Options granted upon a director’s initial election to our board of directors vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted upon a director’s reelection at our annual meeting of stockholders vest in full on the first anniversary of the date of grant. Currently, each option terminates on the earlier of ten years from the date of grant or 90 days after the optionee ceases to serve as a director, except in the case of death or disability, in which event the option terminates one year from the date of the director’s death or disability. The exercise price of these options equals the fair market value of our common stock on the date of grant.

On April 8, 2005 we granted Dr. Douglas an option to purchase 20,000 shares of our common stock pursuant to our 2003 plan at an exercise price of $18.59 per share, which was the last sale price of our common stock as reported on NASDAQ on the date of grant, upon his initial election to our board of directors. In addition, on May 16, 2005, in consideration of his agreement to serve on our scientific advisory board, we granted Dr. Douglas an option to purchase 20,000 shares of our common stock pursuant to our 2003 plan at an exercise price of $14.99 per share, which was the last sale price of our common stock as reported on NASDAQ on the date of grant. In late 2005, we determined to replace our scientific advisory board with the technology review committee of the board of directors, of which Dr. Douglas is a member.

On May 16, 2005, the date of our 2005 annual meeting of stockholders, we granted each of Mr. Littlechild, Dr. Karabelas, Dr. Horovitz, Mr. Leschly, Dr. Loscalzo, Mr. Cohen, and Mr. Scoon, our non-employee directors at that time, options to purchase 15,000 shares of our common stock at an exercise price of $14.99 per share, which was the last sale price of our common stock as reported on NASDAQ on the date of grant.

Certain Relationships and Related Transactions

Dr. Loscalzo, a member of our board of directors, has served as our consultant since 1992 and served as the Chair of our scientific advisory board from 1999 until 2005. In late 2005, we determined to replace our scientific advisory board with the technology review committee of the board of directors, of which Dr. Loscalzo is currently the Chairman. In October 2003, we entered into a consulting agreement with Dr. Loscalzo, as amended in April 2004, pursuant to which we have agreed to pay Dr. Loscalzo an annual retainer of $55,000 for consulting services. The agreement is for a period of ten years, subject to our right to terminate the agreement at any time on 30 days’ notice. In 2005, we paid Dr. Loscalzo an aggregate of $68,000 in consulting fees and we granted Dr. Loscalzo options to purchase 15,000 shares of our common stock pursuant to our 2003 plan. The option has an exercise price of $14.99 per share, which was the closing price of our common stock, as reported on NASDAQ, on the date of grant.

Dr. Loscalzo served as the Chairman of the Department of Medicine at Boston University Medical School, Physician-in-Chief, Boston Medical Center and Director of the Whitaker Cardiovascular Institute at the Boston Medical Center until June 2005. In June 1993, as amended in July 1997, January 1999 and December 2002, we entered into a research and license agreement with the Trustees of Boston University, or BU. Under the agreement, we have agreed to fund a multi-year research program at BU in the area of nitric oxide-enhancing medicines. This program was under the direction of Dr. Loscalzo during his tenure at BU. Our funding is principally for laboratory equipment and supplies as well as a portion of the salary of Martin Feelish, Ph.D., a professor of medicine at BU. We have also agreed to provide Dr. Feelish with access to our research facilities at the BU School of Medicine. Under the agreement, in exchange for our sponsored research funding, BU has granted us exclusive worldwide royalty-bearing rights to technology and inventions owned by BU at the effective time of, or developed in the course of, the sponsored research program. We have agreed to pay royalties to BU on all products sold or distributed by us or our affiliates which incorporate or utilize inventions, material or information specified in the agreement. In 2005, we made payments to BU in the amount of $120,000 pursuant to this agreement, excluding the lease payments described below.

In May 2003, we entered into an oral agreement with BU pursuant to which we lease approximately 1,500 square feet of laboratory space from BU at its Evans Biomedical Research Center in Boston, Massachusetts. The lease has a term of three years, and we make annual rental payments of $60,000 pursuant to the lease. As provided above, we have agreed to make this space available to Dr. Feelish of BU. In 2005, we made payments to BU under this agreement in the amount of $60,000.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Executive Compensation

The table below sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2005, 2004 and 2003 to (i) our chief executive officer serving on December 31, 2005 and (ii) each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2005 and whose total annual compensation exceeded $100,000 for the year ended December 31, 2005. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)	Number of Securities Underlying Options	All Other Compensation (1)
Michael D. Loberg, Ph.D. (2)	2005	$347,431	$85,000	—	116,000	$2,135
Former President and	2004	332,470	116,365	—	150,000	1,032
Chief Executive Officer	2003	319,693	136,889	—	230,000	1,032

Lawrence E. Bloch, M.D., J.D. (3)	2005	$268,975	$67,173	—	—	$289
Former Chief Financial Officer,	2004	77,292	22,083	—	210,000	72
Chief Business Officer	2003	—	—	—	—	—

Manuel Worcel, M.D. (4)	2005	$280,927	$49,000	—	85,000	$5,117
Former Chief Medical Officer	2004	268,830	104,844	—	87,500	3,048
	2003	259,121	87,588	—	130,000	3,048

L. Gordon Letts, Ph.D.	2005	$259,825	$45,400	—	85,000	$1,403
Senior Vice President, Research	2004	248,636	62,159	—	87,500	1,025
and Development and Chief	2003	239,080	77,596	—	130,000	976
Scientific Officer

Mark H. Pavao,	2005	$255,635	$54,320	—	85,000	$349
Senior Vice President of	2004	118,371	31,250	—	125,000	120
Sales and Marketing	2003	—	—	—	—	—

(1)	Amount represents the payment of premiums on group term life insurance.

(2)	Dr. Loberg ceased to serve as our president and chief executive officer on March 20, 2006.

(3)	Dr. Bloch ceased to serve as our chief financial officer, chief business officer, treasurer and secretary on March 20, 2006.

(4)	Dr. Worcel resigned as our chief medical officer on January 5, 2006. He is currently employed in the position of medical and scientific advisor and is no longer serving as an executive officer of NitroMed.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of stock options to purchase shares of our common stock made to our named executive officers during the fiscal year ended December 31, 2005.

Option Grants in Last Fiscal Year

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (1)(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Michael D. Loberg, Ph.D. (3)	116,000	12%	$14.99	05/16/2015	$1,093,547	$2,771,263
Lawrence E. Bloch, M.D., J.D. (4)	—	—	—	—	—	—
Manuel Worcel, M.D. (5)	85,000	9%	$14.99	05/16/2015	$801,306	$2,030,667
L. Gordon Letts, Ph.D.	85,000	9%	$14.99	05/16/2015	$801,306	$2,030,667
Mark H. Pavao	85,000	9%	$14.99	05/16/2015	$801,306	$2,030,667

(1)	Options vest and become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant, subject to such named executive officer’s continued service.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the stock options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the stock options, net of exercise price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised.

(3)	Dr. Loberg ceased to serve as our president and chief executive officer on March 20, 2006.

(4)	Dr. Bloch ceased to serve as our chief financial officer, chief business officer, treasurer and secretary on March 20, 2006.

(5)	Dr. Worcel resigned as our chief medical officer on January 5, 2006. He is currently employed in the position of medical and scientific advisor and is no longer serving as an executive officer of NitroMed.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended December 31, 2005 and the number and value of unexercised options held as of December 31, 2005 by our named executive officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. Loberg, Ph.D. (3)	—	—	407,500	343,500	$4,502,970	$1,705,550

Lawrence E. Bloch, M.D., J.D. (4)	—	—	52,500	157,500	—	—

Manuel Worcel, M.D. (5)	36,875	$758,150	340,759	215,625	$4,008,471	$847,813
	23,125	$492,100

L. Gordon Letts, Ph.D.	10,000	$229,100	163,750	231,875	$1,572,019	$1,042,000
	36,875	$844,806
	2,000	$47,260
	3,850	$88,742
	11,935	$275,101
	5,340	$119,349

Mark H. Pavao	—	—	31,250	178,750	$245,625	$736,875

(1)	Value represents the difference between the exercise price per share and the fair market value per share of our common stock on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	Value is based on the difference between the closing sale price per share of our common stock on December 31, 2005, the last trading day of the fiscal year ended December 31, 2005 ($13.95), and the applicable option exercise price, multiplied by the number of shares subject to the option.

(3)	Dr. Loberg ceased to serve as our president and chief executive officer on March 20, 2006.

(4)	Dr. Bloch ceased to serve as our chief financial officer, chief business officer, treasurer and secretary on March 20, 2006.

(5)	Dr. Worcel resigned as our chief medical officer on January 5, 2006. He is currently employed in the position of medical and scientific advisor and is no longer serving as an executive officer of NitroMed.

Severance Arrangements

Dr. Letts and Mr. Pavao.    On March 30, 2006, the board of directors, acting upon the recommendation of the compensation committee, approved and adopted an executive severance benefit plan, referred to herein as the severance plan, for the benefit of the Company’s officers. We currently have employment offer letters with Dr. Letts and Mr. Pavao that provide for severance payments in the event of a termination of employment by us without cause up to an amount equal to six months of base salary for Dr. Letts and up to an amount equal to twelve months of base salary for Mr. Pavao. In accordance with the terms of the severance plan, an officer shall not be eligible to receive benefits under the severance plan if, among other things, he or she is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the severance plan will supercede such offer letter. In such event, any severance provision contained in such officer’s offer letter shall remain in effect. In accordance with the written agreement of each of Dr. Letts and Mr. Pavao, the offer letters with each of Dr. Letts and Mr. Pavao have been superceded by the severance plan.

Based on the participation of Dr. Letts and Mr. Pavao in the severance plan, subject to the execution of a severance agreement and release in a form prepared by and satisfactory to us, and subject to the specific terms of the severance plan, in the event of such officer’s termination by us without cause, he shall be entitled to one year of salary continuation at his base rate of pay then in effect and shall also be entitled to up to one year of contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on the same basis as our contribution to NitroMed-provided health and dental insurance coverage immediately before the officer’s termination.

A participant shall not be eligible to receive the severance payment described above if he:

•	voluntarily terminates his employment;

•	retires;

•	refuses to accept another position offered by us of a comparable or higher base salary that is located within 50 miles of the facility where the participant performed his principal duties for us immediately prior to termination;

•	is terminated for cause;

•	is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the severance plan shall supercede any such provision; or

•	is terminated under circumstances governed by a written change-of-control agreement.

The Plan is not intended to, nor shall it, provide for any benefits in the event of termination of employment in anticipation of, in connection with, or following a change in control.

Dr. Worcel.    Dr. Worcel served as our chief medical officer until January 5, 2006. He is currently employed in the position of medical and scientific advisor and is no longer an executive officer of NitroMed. In connection with Dr. Worcel’s transition on January 5, 2006, we entered into a restated employment offer letter with Dr. Worcel under which Dr. Worcel is entitled to receive a severance payment in the event of a termination of employment by us without cause up to an amount equal to six months of his base salary.

Drs. Loberg and Bloch.    On March 20, 2006, Dr. Loberg ceased to serve as our president and chief executive officer and Dr. Bloch ceased to serve as our chief financial officer, chief business officer, treasurer and secretary. We had entered into employment offer letters with each of Drs. Loberg and Bloch which provided for severance payments in the event of termination of employment by us without cause in an amount equal to six months of base salary, in the case of Dr. Loberg, and 12 months of base salary, in the case of Dr. Bloch.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2005 about the securities authorized for issuance under our equity compensation plans, consisting of our 1993 equity incentive plan, our restated 2003 plan and our 2003 ESPP. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,819,676	$9.39	708,191
Equity compensation plans not approved by stockholders	—	—	—
Total	3,819,676	$9.39	708,191

(1)	Includes no shares of our common stock issuable under our 1993 equity incentive plan, 700,891 shares of our common stock issuable under our 2003 plan and 7,300 shares of our common stock issuable under our 2003 ESPP.

Report of the Compensation Committee

Our executive compensation program is administered by the compensation committee which is currently composed of three non-employee directors.

Our executive compensation program is designed to attract, retain and reward executives who can help us achieve our business objectives and thereby maximize stockholder returns. The compensation committee established compensation policies for Dr. Loberg, our former president and chief executive officer, and establishes compensation policies for Dr. Karabelas, our interim president and chief executive officer, and all other executive officers. All decisions by the compensation committee relating to the compensation of our executive officers are reviewed by our full board of directors.

This report is submitted by the compensation committee and addresses the compensation policies for the fiscal year ended December 31, 2005 as they affected Dr. Loberg, our former president and chief executive officer, and our other executive officers.

Compensation Philosophy

The objectives of the executive compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to business objectives and individual performance. Our executive compensation philosophy is based on the following principles:

Competitive and Fair Compensation

We are committed to providing an executive compensation program that helps us to attract, motivate and retain highly qualified and industrious executives. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. To this end, we regularly compare our compensation packages with those of other companies in our industry and set our compensation guidelines based on this review. We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives and employees.

Sustained Performance

Executive officers are rewarded based upon an assessment of corporate, business group and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic development alliances with third parties, timely development of new processes and product candidates and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our other values are fostered.

In evaluating each executive officer’s performance, we generally conform to the following process:

•	business and individual goals and objectives are set for each performance cycle;

•	at the end of the performance cycle, the accomplishment of the executive’s goals and objectives and his or her contributions to NitroMed are evaluated;

•	the executive’s performance is then compared with peers within NitroMed, and the results are communicated to the executive; and

•	the comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary, bonus and stock compensation levels.

Annual compensation for our executives generally consists of three elements: salary, bonus and stock options. Bonuses totaling $396,305 were paid to all of our current executive officers for the fiscal year ended December 31, 2005.

Salary for our executives is generally set by reviewing compensation for comparable positions in the market and the historical compensation levels of our executives. Increases in annual salaries are based on actual corporate and individual performance vis-a-vis targeted performance criteria and various subjective performance criteria. Targeted performance criteria vary for each executive based on his or her business group or area of responsibility, and may include:

•	achievement of the operating budget for NitroMed as a whole or of a business group of NitroMed;

•	continued innovation in development and commercialization of our technology;

•	timely development of new product candidates or processes;

•	development and implementation of successful marketing and commercialization strategies; and

•	implementation of financing strategies and establishment of strategic development alliances with third parties.

Subjective performance criteria include an executive’s ability to motivate others, develop the skills necessary to grow as we mature, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The compensation committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria.

Compensation for executive officers also includes the long-term incentives afforded by stock options. Our stock option program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive’s position with us and his or her contributions to us, including his or her success in achieving the individual performance criteria described above. We generally grant options with annual vesting schedules over a four-year period to encourage key employees to continue their employment with us. During the fiscal year ended December 31, 2005, we granted stock options to purchase an aggregate of 371,000 shares of our common stock to executive officers at a weighted-average exercise price of $14.99 per share. All stock options granted to executive officers during the fiscal year ended December 31, 2005 were granted at fair market value on the date of grant.

Executive officers are also eligible to participate in our 2003 ESPP. The 2003 ESPP is available to virtually all of our employees and generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase periods permitted under the 2003 ESPP.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, we structure and administer our stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of our company and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Dr. Loberg’s 2005 Compensation

Dr. Loberg served as our president and chief executive officer in 2005. He ceased to serve as our president and chief executive officer on March 20, 2006. During his service, Dr. Loberg was eligible to participate in the same executive compensation plans available to our other executive officers during 2005. The compensation committee believes that Dr. Loberg’s annual compensation, including the portion of his compensation based upon our stock option program, was set at a level competitive with other companies in our industry.

Dr. Loberg’s salary increased from $332,470 for the fiscal year ended December 31, 2004 to $347,431 for the fiscal year ended December 31, 2005. During 2005, Dr. Loberg was granted stock options to purchase an aggregate of 116,000 shares of our common stock at a weighted-average exercise price of $14.99 per share. Dr. Loberg also received a bonus of $85,000 in 2006 for his performance during the fiscal year ended December 31, 2005. In determining Dr. Loberg’s compensation, the compensation committee considered, among other things, FDA approval in June 2005 of our lead product, BiDil®, our financial performance, our achievement of targeted goals for the development of our products under development, an assessment of continuing progress of our business plan and Dr. Loberg’s overall compensation package relative to that of other chief executives in our industry, including past option grants.

By the compensation committee of the board of directors of NitroMed.

Mark Leschly (Chairman)
Davey S. Scoon
Robert S. Cohen

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during the fiscal year ended December 31, 2005 were Dr. Karabelas and Messrs. Cohen and Leschly. No member of the compensation committee was at any time during the fiscal year ended December 31, 2005, or formerly, an officer or employee of NitroMed or any subsidiary of NitroMed, nor has any member of the compensation committee had any relationship with NitroMed during the fiscal year ended December 31, 2005 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the compensation committee of NitroMed.

Comparative Stock Performance Graph

The comparative stock performance graph below compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on November 6, 2003, the date on which our common stock was first publicly traded, and plotted at the close of the last trading day of the fiscal years ended December 31, 2003, 2004 and 2005, in each of (i) our common stock, (ii) the NASDAQ Stock Market Index of U.S. Companies, which we refer to as the NASDAQ Stock Market (U.S.) Index, and (iii) the NASDAQ Pharmaceutical Index; except that, in the case of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Pharmaceutical Index, the stock performance graph below reflects an investment date of October 31, 2003.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG NITROMED, INC., NASDAQ STOCK MARKET (U.S.) INDEX
AND NASDAQ PHARMACEUTICAL INDEX

Measurement Period (Fiscal Year Covered)	NitroMed, Inc.	NASDAQ Stock Market (U.S.) Index	NASDAQ Pharmaceutical Index
11/6/2003	$100.00	$100.00	$100.00
12/31/2003	$77.34	$98.89	$103.05
12/31/2004	$286.87	$104.85	$110.66
12/31/2005	150.16	$115.26	$122.95

*	$100 invested on November 6, 2003 in our common stock and October 31, 2003 in either the NASDAQ Stock Market (U.S.) Index or the NASDAQ Pharmaceutical Index, including reinvestment of dividends.

PROPOSAL TWO — ADOPTION OF AMENDMENT TO
2003 EMPLOYEE STOCK PURCHASE PLAN

Our 2003 employee stock purchase plan, or 2003 ESPP, was adopted by our board of directors in August 2003 and approved by our stockholders in October 2003. The 2003 ESPP authorizes the issuance of up to a total of 75,000 shares of our common stock to participating employees.

All of our employees, including our directors who are employees, and employees of our subsidiaries designated by the board of directors who meet the following criteria are eligible to participate in the 2003 ESPP if:

•	such person is employed for more than 20 hours per week and for more than five months in a calendar year;

•	such person is employed for at least six months prior to enrolling in the 2003 ESPP; and

•	such person is employed on the first day of the applicable offering period under the 2003 ESPP.

Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock are not eligible to participate in the 2003 ESPP.

We will make one or more offerings to our employees to purchase stock under the 2003 ESPP. Offerings will begin on each January 1 and July 1, or the first business day thereafter. Each offering commencement date will begin a six-month period during which payroll deductions will be made and held for the purchase of our common stock at the end of the offering period. Our board of directors may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

On the first day of each offering period, we will grant to each eligible employee who has elected to participate in the 2003 ESPP an option to purchase shares of our common stock. The employee may authorize up to a maximum of 10% of his or her base pay to be deducted by us during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2003 ESPP, the option exercise price is an amount equal to 85% of the closing price, as defined in the 2003 ESPP, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing (a) the product of $2,083 and the number of full months in the offering period by (b) the closing price of a share of our common stock on the commencement date of the offering period

No employee may be granted an option under the 2003 ESPP that permits the employee’s rights to purchase our stock under the plan or any other employee stock purchase plan of NitroMed or its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined as of the offering period commencement date) for each calendar year in which an option is outstanding at any time.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the 2003 ESPP terminate upon voluntary withdrawal from the 2003 ESPP at any time, or when the employee ceases employment for any reason.

Because the participation in the 2003 ESPP is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

Our board of directors believes that the continued growth and success of NitroMed depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. We are currently authorized to issue up to 75,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) pursuant to awards granted under our 2003 ESPP. As of April 3, 2006, 67,700 shares had been issued and sold and 7,300 shares were available for future sale under our 2003 ESPP.

Accordingly, on March 7, 2006, our board of directors adopted, subject to stockholder approval, an amendment to the 2003 ESPP as follows:

•	To increase from 75,000 to 150,000 the number of shares of our common stock available for issuance under the 2003 ESPP (subject to adjustment in the event of stock splits and other similar events); and

•	To provide for an “evergreen provision” that allows for an annual increase in the number of shares of our common stock available for issuance under the 2003 ESPP, which annual increase will be added on the first day of each of our fiscal years during the period beginning in fiscal year 2007 and ending on the last day of fiscal year 2010 and will be equal to the lesser of (i) 150,000 shares of our common stock or (iii) a lesser amount determined by our board of directors.

The full text of the amendment to the 2003 ESPP is attached as Appendix A.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2003 ESPP and with respect to the sale of common stock acquired under the 2003 ESPP. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the 2003 ESPP complies with Section 423 of the Internal Revenue Code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.    A participant will not have income upon enrolling in the 2003 ESPP or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the 2003 ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

The board of directors recommends a vote “FOR” the approval of the amendment to the 2003 ESPP.

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Although stockholder approval of the audit committee’s appointment of Ernst & Young LLP is not required by law, our audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as NitroMed’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by NitroMed. In addition to the solicitation of proxies by mail, officers and employees of NitroMed may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses of sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and number of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for the 2007 Annual Meeting of Stockholders, stockholders’ written proposed resolutions must be received by us at our principal executive offices, 125 Spring Street, Lexington, Massachusetts 02421 no later than December 18, 2006. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our Secretary at our principal offices not less than 60 days nor more than 90 days prior to the annual meeting of stockholders. The date of our 2007 annual meeting of stockholders has not yet been established, but assuming it is held on May 17, 2007, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2007 annual meeting would need to be provided to our Secretary no earlier than February 16, 2007 and no later than March 18, 2007.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 16, 2006.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors,

KENNETH M. BATE
Secretary

Lexington, Massachusetts
April 17, 2006

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE (OR VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE). A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

Appendix A

NITROMED, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of NitroMed, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”), commencing on January 1, 2004. Seventy Five Thousand (75,000) shares of Common Stock in the aggregate have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1.  Administration.    The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.  Eligibility.    All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)	they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b)	they have been employed by the Company or a Designated Subsidiary for at least six months prior to enrolling in the Plan; and

(c)	they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.  Offerings.    The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each January 1 and July 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4.  Participation.    An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.  Deductions.    The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Payroll deductions may be at the rate of 2%, 4%, 6%, 8% or 10% of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld.

6.  Deduction Changes.    An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7.  Interest.    Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8.  Withdrawal of Funds.    An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.  Purchase of Shares.    On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal.    If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.  Issuance of Certificates.    Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11.  Rights on Retirement, Death or Termination of Employment.    In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.  Optionees Not Stockholders.    Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13.  Rights Not Transferable.    Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.  Application of Funds.    All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.  Adjustment in Case of Changes Affecting Common Stock.    In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

16.  Merger.    If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17.  Amendment of the Plan.    The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18.  Insufficient Shares.    In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

19.  Termination of the Plan.    This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20.  Governmental Regulations.    The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21.  Governing Law.    The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.  Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23.  Notification upon Sale of Shares.    Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24.  Withholding.    Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25.  Effective Date and Approval of Shareholders.    The Plan shall take effect on the closing of the Company’s initial public offering subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

* * *

Adopted by the Board of Directors
on August 18, 2003

Approved by the stockholders
on October 6, 2003

AMENDMENT NO. 1 TO
NITROMED, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 (the “Amendment”) is made to the 2003 Employee Stock Purchase Plan (the “ESPP”) of NitroMed, Inc. (the “Company”), which was adopted by the Board of Directors of the Company on August 18, 2003 and approved by its stockholders in October 2003.

The introductory paragraph of the ESPP be and hereby is amended such that the second sentence of such paragraph: “Seventy Five Thousand (75,000) shares of Common Stock in the aggregate have been approved for this purpose” is hereby deleted.

The ESPP be and hereby is further amended to add a new section 26 which shall read:

“26. Shares Authorized for Issuance.    One Hundred Fifty Thousand (150,000) shares of Common Stock in the aggregate have been approved for issuance under the ESPP. In addition, beginning on January 1, 2007 (the “Evergreen Commencement Date”) and ending on December 31, 2010 (the “Evergreen Termination Date”) the number of shares of Common Stock authorized for issuance under the ESPP shall automatically increase on the Evergreen Commencement Date and on each anniversary of the Evergreen Commencement Date by the lesser of:

a)	150,000 shares; or

b)	a lesser amount as may be determined by the Board of Directors.”

Except as herein provided, all other terms and conditions of the ESPP remain unchanged and in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the ESPP.

This Amendment was adopted by the Board of Directors of the Company on March 7, 2006.

NITROMED, INC.
125 SPRING STREET
LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NitroMed, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NitroMed, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NITRO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NITROMED, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1.

To elect the following eight (8) nominees as Directors of the
Company.

NOMINEES
01) Argeris Karabelas, Ph.D.
02) Robert S. Cohen
03) Frank L. Douglas, M.D., Ph.D.
04) Zola Horovitz, Ph.D.
05) Mark Leschly
06) John W. Littlechild
07) Joseph Loscalzo, M.D., Ph.D.
08) Davey S. Scoon

	For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee's name on the line below.

		For	Against	Abstain

2.	To adopt the amendment to the Company's 2003 Employee Stock Purchase Plan.	☐	☐	☐

3.	To ratify the selection by the audit committee of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note:
Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

NITROMED, INC.

May 17, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PROXY

NITROMED, INC.

125 SPRING STREET

LEXINGTON, MASSACHUSETTS 02421

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2006

     The undersigned, revoking all prior proxies, hereby appoints Argeris Karabelas, Ph.D., Kenneth M. Bate and James G. Ham, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of common stock of NitroMed, Inc. (the "Company") held of record by the undersigned on April 3, 2006 at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2006 at 1:00 p.m. local time and any adjournments thereof. The undersigned hereby directs Argeris Karabelas, Ph.D., Kenneth M. Bate and James G. Ham, III to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

B-2